FOR IMMEDIATE RELEASE-
November 6, 2008

COMPANY CONTACT:
     Kendra Berger
     Chief Financial Officer
     NTN Buzztime, Inc.
     (760) 438-7400

CCG CONTACT:
     Sean Collins
     Senior Partner
     CCG Investor Relations
     (310) 477-9800, ext. 202

NTN Buzztime, Inc. Announces
Third Quarter Results

CARLSBAD, Calif., November 6/PRNewswire-FirstCall/ — NTN Buzztime, Inc. (Amex: NTN) today announced results for the fiscal 2008 third quarter ended September 30, 2008.

“We have made substantial progress toward the goals announced in our second-quarter conference call, in the areas of significantly ramping up affiliate site sales activities and results, improving site retention through direct affiliate relations efforts, controlling core operating expenditures, and engaging in discussions with third-party content owners regarding prospective content partnerships and operational enhancements, all of which set the stage for a return to profitability,” commented NTN Buzztime's Chairman and interim CEO, Michael Fleming. “For example, our ‘rookie’ site retention program resulted in a third-quarter net site count equal to the second quarter, with third-quarter churn levels of 5.9% excluding the impact of the discontinuation of our U.K. operations and the loss of a material national account due to its bankruptcy. I am also very pleased that we have recently added significant talent and expertise to our Board of Directors in the key areas of new media, advertising, marketing and hospitality.”

Mr. Fleming continued, “Though we still have considerable work to accomplish and goals to achieve, we made good headway despite an increasingly adverse macroeconomic climate. Going forward, we are cautiously optimistic that the strong, recently documented return on investment that Buzztime provides to currently affiliated sites will be acknowledged by prospects as a cost-effective strategy for boosting customer traffic and guest receipts.”

Results for the Third Quarter Ended September 30, 2008
Revenue from continuing operations decreased $0.7 million or 9% to $6.8 million for the third quarter of 2008, compared to revenues of $7.5 million for the third quarter of 2007.  Year-over-year reductions in subscribing site counts and corresponding revenue were impacted by the Q3 2008 discontinuation of U.K. operations (37 sites) and the bankruptcy of former national account Bennigan’s (34 sites).  Excluding the site reductions related to the U.K. and Bennigan’s, the net site count would have improved by 71 sites since the end of the second quarter of 2008. Net loss from continuing operations for the third quarter of 2008 was $1.0 million, a reduction of approximately 39% from the net loss from continuing operations of $1.6 million recorded for the third quarter of 2007.

Gross margin as a percentage of revenue improved to 71% for the third quarter of 2008 compared to 70% for the third quarter of 2007.

Selling, general and administrative expenses decreased slightly year over year to approximately $5.7 million for the third quarter of 2008 from $5.8 million for the third quarter of 2007.

For the quarter ended September 30, 2008, results from continuing operations reflected solely the results from the Entertainment division, following the discontinuation of the Hospitality division.

Results for the Nine Months Ended September 30, 2008
Revenue from continuing operations decreased $1.8 million or 8% to approximately $21.0 million for the nine months ended September 30, 2008 from $22.8 million in the corresponding period of 2007. Net loss from continuing operations for the 2008 year to date totaled $5.4 million, compared to a net loss from continuing operations of $2.7 million in the corresponding period of 2007.

Gross margin as a percentage of revenue remained consistent at 71% comparing the nine-month periods of 2008 and 2007.

Nine-month selling, general and administrative expenses increased $2.8 million, or 16%, to $19.9 million in the period ended September 30, 2008 from $17.2 million in the corresponding period of 2007. This increase is primarily related to increased personnel related costs, including increased severance payments, and legal expenses related to corporate governance matters and an ongoing trademark infringement case we initiated.  These increases were offset by decreases in marketing expenses due to an overall reduction in advertising, tradeshows and outsourced marketing services.

Additionally, the Entertainment division incurred $478,000 of restructuring costs during the first nine months of 2007 related to the restructuring of the Canadian operations completed in January 2007, compared to none in 2008.

For the nine months ended September 30, 2008, results from continuing operations reflected solely the results from the Entertainment division, following the discontinuation of the Hospitality division.

Discontinued Operations

Discontinued operations of the Company's Hospitality division consisted of two segments, Wireless and Software Solutions. On March 30, 2007, the Company reported the sale of substantially all assets of the NTN Wireless segment for $2.4 million, which resulted in a gain of approximately $396,000 in the first quarter of 2007. On October 31, 2007, the Company announced that it had completed the sale and transfer of the Software Solutions intellectual property assets and began winding down the operation.  This process was completed in the third quarter of 2008.

Discontinued operations generated income net of tax of $175,000 in the third quarter of 2008 compared to a loss of $168,000 in the 2007 third quarter.  Discontinued operations generated a loss of $332,000 for the nine months ended September 30, 2008, compared to a loss of $349,000 for the corresponding period of 2007.

Conference Call

Management will review these results in a conference call today at 4:30 p.m. ET. The call is open to the public.

To access the conference call, please dial 1-866-360-7027 if calling from the United States or Canada, or 1-706-643-3291 if calling internationally.

A replay will be available until November 12, 2008, which can be accessed by dialing 1-800-642-1687 if calling from the United States or Canada or 1-706-645-9291 if calling internationally. Please use passcode 68886771 to access the replay.

The call will also be accompanied live by webcast over the Internet and accessible at the Company's web site at http://www.buzztime.com.

About NTN Buzztime, Inc.

NTN Buzztime, Inc., a leader in interactive entertainment for more than 20 years, is based in Carlsbad, CA. Buzztime is distributed in-home and out-of-home across broadband platforms including online, cable TV, satellite TV and in approximately 3,750 restaurants, sports bars and pubs throughout North America. Buzztime entertainment is also available on electronic games and in books. For more information, please visit http://www.buzztime.com.

Buzztime is a proud member of the OVAB |Out-of-home Video Advertising Bureau.

Buzztime is a registered trademark of Buzztime Entertainment, Inc. and Playmaker is a registered trademark of NTN Buzztime, Inc.

Forward-looking Statements
This release contains forward-looking statements which reflect management's current views of future events and operations including but not limited to estimates of financial performance and cash flows, trends in subscriber preference and engagement and results of marketing strategies. These statements are based on current expectations and assumptions that are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include the risk of changing economic conditions, failure of product demand or market acceptance of both existing and new products and services and the impact of competitive products and pricing. Please see NTN Buzztime, Inc.'s recent filings with the Securities and Exchange Commission for information about these and other risks that may affect the Company. All forward-looking statements included in this release are based on information available to us on the date hereof. These statements speak only as of the date hereof, and NTN Buzztime, Inc. does not undertake to publicly update or revise any of its forward-looking statements, even if experience or future changes show that the indicated results or events will not be realized.

(financial tables follow)

NTN BUZZTIME, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands, except per share data)

	September 30, 2008	December 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$5,257	$10,273
Restricted cash	36	55
Accounts receivable, net of allowances of $279 and $396, respectively	862	1,354
Investments available-for-sale	87	264
Prepaid expenses and other current assets	592	745
Assets held for sale	-	212

Total current assets	6,834	12,903
Broadcast equipment and fixed assets, net	3,659	4,101
Software development costs, net	983	895
Deferred costs	1,397	1,204
Goodwill	1,215	1,285
Intangible assets, net	234	318
Other assets	146	154

Total assets	$14,468	$20,860

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$739	$831
Accrued expenses	1,379	908
Sales tax payable	1,122	982
Accrued salaries	518	357
Accrued vacation	408	447
Income tax payable	58	36
Deferred revenue	810	972
Liabilities of discontinued operations	-	672

Total current liabilities	5,034	5,205
Deferred revenue, excluding current portion	82	87

Total liabilities	5,116	5,292

Commitments and contingencies
Shareholders’ equity:
Series A 10% cumulative convertible preferred stock, $.005 par value, $161 liquidation preference, 5,000,000 shares authorized; 161,000 shares issued and outstanding at September 30, 2008 and December 31, 2007	1	1
Common stock, $.005 par value, 84,000,000 shares authorized; 55,657,000 and 55,640,000 shares issued and outstanding at September 30, 2008 and December 31, 2007, respectively	277	277
Treasury stock, at cost, 503,000 shares at September 30, 2008 and 454,000 shares at December 31, 2007	(456)	(444)
Additional paid-in capital	113,200	112,942
Accumulated deficit	(104,646)	(98,870)
Accumulated other comprehensive income	976	1,662

Total shareholders’ equity	9,352	15,568

Total shareholders’ equity and liabilities	$14,468	$20,860

(more)

NTN BUZZTIME, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
 (In thousands, except per share data)

	Three months ended		Nine months ended
	September 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007
Revenues	$6,772	$7,476	$20,971	$22,849
Operating expenses:
Direct operating costs (includes depreciation and amortization of $619 and $879 for the three months ended September 30, 2008 and 2007, respectively, and depreciation and amortization of $2,004 and $2,577 for the nine months ended September 30, 2008 and 2007, respectively)	1,971	2,249	6,095	6,675
Impairment of intangible asset	-	968	-	968
Selling, general and administrative	5,724	5,816	19,941	17,186
Depreciation and amortization (excluding depreciation and amortization included in direct operating costs)	133	129	400	421
Restructuring costs	-	-	-	478

Total operating expenses	$7,828	$9,162	$26,436	$25,728

Operating loss	$(1,056)	$(1,686)	$(5,465)	$(2,879)

Other income (expense):
Interest income	27	107	129	253
Interest expense	(4)	(5)	(4)	(26)
Other income	69	2	69	83

Total other income	$92	$104	$194	$310

Loss from continuing operations before income taxes	$(964)	$(1,582)	$(5,271)	$(2,569)
Provision for income taxes	68	35	173	188

Loss from continuing operations	$(1,032)	$(1,617)	$(5,444)	$(2,757)
Income (loss) from discontinued operations, net of tax (including gain on sale of NTN Wireless of $396 for the nine months ended September 30, 2007)	175	(168)	(332)	(349)

Net loss	$(857)	$(1,785)	$(5,776)	$(3,106)

Net loss per common share
Loss from continuing operations, basic and diluted	$(0.02)	$(0.03)	$(0.10)	$(0.05)

Income (loss) from discontinued operations, basic and diluted	$0.00	$0.00	$(0.01)	$(0.01)

Net loss	$(0.02)	$(0.03)	$(0.11)	$(0.06)

Weighted average shares outstanding
Basic and diluted	55,196	56,000	55,195	55,148

(more)

NTN BUZZTIME, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	Nine months ended
	September 30, 2008	September 30, 2007
Cash flows (used in) provided by operating activities:
Net loss	$(5,776)	$(3,106)
Loss from discontinued operations, net of tax	332	349
)
Loss from continuing operations	$(5,444)	$(2,757)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities
Depreciation and amortization	2,404	2,998
Provision for doubtful accounts	463	284
Impairment of intangible asset	-	968
Stock-based compensation	260	466
Loss (gain) from disposition of equipment and capitalized software	384	(171)
Changes in operating assets and liabilities:
Accounts receivable	31	283
Prepaid expenses and other assets	154	280
Accounts payable and accrued expenses	268	(789)
Income taxes payable	2	(12)
Deferred costs	(198)	265
Deferred revenue	(564)	(658)

Net cash (used in) provided by operating activities from continuing operations	(2,240)	1,157
Discontinued operations	9	(1,501)

Net cash used in operating activities	(2,231)	(344)
Cash flows (used in) provided by investing activities:
Purchases of broadcast equipment and fixed assets	(1,759)	(383)
Software development expenditures	(649)	(432)
Deposits on broadcast equipment	-	(161)
Proceeds from sale of equipment and other assets	-	363
Restricted cash	16	6

Net cash used in investing activities from continuing operations	(2,392)	(607)
Discontinued operations	20	2,397

Net cash (used in) provided by investing activities	(2,372)	1,790
Cash flows (used in) provided by financing activities:
Principal payments on capital lease	(11)	(351)
Settlement of stock option	-	(40)
Purchases of treasury stock	(12)	(444)
Proceeds from exercise of warrants and options	-	651

Net cash used in financing activities	(23)	(184)

Net (decrease) increase in cash and cash equivalents	(4,626)	1,262)

Effect of exchange rate on cash	(390)	735
Cash and cash equivalents at beginning of period	10,273	8,774

Cash and cash equivalents at end of period	$5,257	$10,771

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$4	$25

Income taxes	$163	$283

(continued)

Supplemental disclosure of non-cash investing and financing activities:
Reclassification of investment to accounts receivable	$-	$69

Reclassification of royalty receivable to prepaid maintenance contracts	$-	$73

Reclassification of deposits for equipment placed in service	$-	$524

Unrealized holding loss on investments available-for-sale	$(177)	$(24)
Equipment acquired under capital lease	$43	$-

Sale of certain assets of Interactive Events business in lieu of severance payment	$-	$100